EXHIBIT 10.11

Promissory Note
Term Loan

$650,000.00	April 27, 2010

FOR VALUE RECEIVED, CAMELOT FILM GROUP, INC., a Nevada corporation qualified to do business in California with a place of business at 10 Universal City Plaza NBC/Universal Building, 20th Floor, Universal City, CA 91608 (“Borrower”), shall pay to the order of INCENTIVE CAPITAL, LLC, a Utah limited liability company with a place of business at 2755 E. Cottonwood Parkway, Suite 100, Salt Lake City, UT 84121, and its successors and assigns (“Lender”), the principal amount of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) plus interest from this date until paid.  The principal amount together with accrued interest thereon shall be due and payable on January 31, 2011 (“Maturity”). Lender has advanced the initial principal amount of $500,000 to Borrower. Within fourteen (14) days from the date that Borrower makes at least one “Distribution Payment” (defined below and in the Security Agreement, incorporated herein by this reference, to Lender as set forth herein and in the Security Agreement, Lender shall advance $60,000 to Borrower (“Additional Principal Amount”); the remaining $90,000 (the $150,000 constituting the “Operational Advance”) shall be disbursed to Borrower as follows: $45,000 to Borrower on or before May 27, 2010, which shall be conditioned upon (a) Borrower’s and Guarantors’ performance of all other obligations under this Note and the related loan documents executed concurrently herewith (the “Loan Documents”); and (b) all representations and warranties by Borrower and the Guarantors in the Loan Documents being true and accurate; and $45,000 to Borrower on or before June 27, 2010, which shall be conditioned upon (c) Lender’s reasonable satisfaction with Borrower’s efforts to exploit the Liberation Assets being purchased with the initial principal advance hereunder upon confirming that all of the representations and warranties of Borrower are accurate and upon receiving at least one other (a second) distribution payment on the 10% of gross (defined as the “Distribution Payments”) set forth in the Security Agreement (incorporated herein by this reference).  Any and all Distribution Payments to Lender must be accompanied by verifiable documentation supporting the calculation of the distribution amount.  In other words, the Distribution Payment must actually be derived from 10% of the gross revenue generated from the exploitation of the Library as further set forth in this and the other contemporaneous documents executed herewith.

Interest.  Borrower shall pay interest on all principal amounts advanced hereunder at the rate of one and one-half percent (1.50%) per month.  All computations of interest shall be made on the basis of a 360-day year and paid for the actual number of days elapsed. Whether or not this Note is prepaid, Borrower shall pay Lender no less than six (6) months of interest – or nine percent (9%) – on the principal amount advanced hereunder.

Payments.  Commencing May 27, 2010, and continuing on the 27th day of each consecutive month until Maturity, Borrower shall pay interest then accrued and unpaid on the outstanding balance of this Note.  At Maturity or the earlier acceleration of this Note, Borrower shall pay the entire principal amount, plus all accrued and unpaid interest and fees due as set forth in the Loan Documents hereinafter defined.  Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the Lender or any other holder of this Note may designate. Borrower may make prepayments of principal at any time.  For any payment due under this Note not made within ten (10) Business Days after its due date, Borrower shall pay a late fee equal to the greater of five percent (5%) of the amount of the payment not made or $50.00. Lender shall apply all payments received on this Note to any unpaid late charges and prepayment premiums (if any), accrued and unpaid interest then due and owing, and the reduction of principal of this Note, in such order and in such amounts as Lender may determine from time to time. The sum or sums shown on Lender’s records shall be rebuttably presumptive of the correct unpaid balance of principal and interest on this Note.  If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.  “Business Day” means a day of the year on which banks are not required or authorized by law to close in Salt Lake City, Utah.

Fees. As additional consideration for the extension of credit by Lender evidenced by this Note, Borrower shall pay Lender (a) a closing fee, and (b) an origination fee, each in the amount of Sixteen Thousand Two Hundred Fifty Dollars ($16,250.00), for a total of Thirty Two Thousand Five Hundred Dollars ($32,500.00), on or before the date of Maturity. The said closing fee and origination fee shall be included in the principal amount of this Note and shall be deemed a principal advance under the terms of this Note, and said fees shall bear interest under this Note as set forth herein above. As further consideration, $20,000 in legal fees shall be withheld by Lender as follows: $10,000 from the Additional Principal Amount; $5,000 from the May 27, 2010 Operational Advance; and $5,000 from the June 27, 2010 Operational Advance.

Default Rate.  At Lender’s election, without notice or demand, Borrower shall pay interest at the rate of three and one-half percent (3.50%) per month (“Default Rate”) on the outstanding balance of this Note during the period that any Event of Default exists (as defined below), on past due interest on this Note, on all other amounts payable to Lender by Borrower in connection with this Note, and on any unsatisfied judgment on this Note.  In no event, however, shall the interest rate on this Note exceed the highest rate permitted by law.

Warranties.  The Borrower and each Guarantor hereunder represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note) that:

1.  Borrower and Guarantors are each corporations duly organized, validly existing and in good standing under the laws of the State of incorporation of each as set forth herein and has all requisite power and authority to own its property and to carry on its business as now being conducted, to execute and deliver this Note and all other instruments, agreements, and documents entered into from time to time, evidencing or securing this loan or any obligation of payment thereof or performance of Borrower's or Guarantors' obligations in connection with the transactions contemplated hereunder, each as amended (collectively referred to as "Loan Documents"), and to carry out the provisions and conditions of the Note and Loan Documents.  Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect.

2.  Borrower and Guarantors have full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of this Note and the Loan Documents; each of them has been duly executed and delivered by Borrower and Guarantors and have been authorized by all required action; Borrower and Guarantors have obtained all requisite consents to the transactions contemplated thereby; and this Note and the Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantors enforceable against Borrower and Guarantors in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

3.  Neither the execution and delivery of this Note and the Loan Documents, nor the compliance by Borrower and Guarantors with the terms and conditions of this Note and the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or Code of Regulations, as applicable, or other governing documents of Borrower or Guarantors, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower or Guarantors are now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower or Guarantors pursuant to the terms of any such agreement or instrument.

4.  No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower or Guarantors of the transactions contemplated by this Note and the Loan Documents.

5.  Neither the Borrower nor either of the Guarantors is (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound; (ii) in violation of its articles of incorporation or Code of Regulations, as applicable, or any other governing document; (iii) in default with respect to any order, writ, injunction or decree of any court; or (iv) in default under any order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

6.  The Borrower has furnished to the Lender financial assumptions which, in the opinion of Borrower, fairly and accurately reflect the financial assumptions for the operations of Borrower, and there has been no material adverse change in the Borrower’s financial prospects since that date which would require revision of the same.

Collateral/Guaranties.  Borrower has secured this Note with one or more security agreements of even date herewith.  This Note is guaranteed by each of (a) Camelot Distribution Group, Inc., a Nevada corporation qualified to do business in California with places of business at 318 North Carson Street, Suite 208, Carson City, Nevada 89701 and at 10 Universal City Plaza NBC/Universal Building, 20th Floor, Universal City, CA 91608; (b) Camelot Entertainment Group, Inc., a Delaware corporation qualified to do business in California with a place of business at 10 Universal City Plaza NBC/Universal Building, 20th Floor, Universal City, CA 91608; and (c) Robert P. Atwell, with an address of 28852 Rockport Drive, Laguna Niguel, CA 92677 (individually and collectively, “Guarantors”) under guaranty agreements of even date herewith.  As used in this Note, the term “Obligor” means (i) a person whose credit or any of whose property is pledged to payment of this Note and includes, without limitation, any Guarantor; and (ii) any signatory to a Loan Document.

Events of Default.   The occurrence of any one or more of the following events shall constitute an Event of Default under this Note:

1.  If (a) the interest hereunder or any commitment or other fee due under the Loan Documents shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter, or (b) the principal hereof shall not be paid in full punctually when due and payable.

2.  If Borrower or any Obligor fails to perform or observe any covenant or agreement (other than as referred to in (1) above) contained in this Note or in any other of the Loan Documents, and such failure remains unremedied for thirty (30) days after the Lender gives notice thereof to Borrower or such Obligor.

3.  If any representation, warranty or statement made in or pursuant to this Note or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of this Note, shall be materially false or erroneous.

4.  If (a) any material provision, in the sole but reasonable opinion of Lender, of this Note or any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of this Note or any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor without legal justification; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder without legal justification; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby without legal justification.

5.  If any event of default or default shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, such demand is made but such payment is not made.

6.  If Borrower shall default in the payment of principal or interest due and owing upon any other material obligation for borrowed money, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity and such default is not cured by Borrower.

7.  A final judgment or order for the payment of a material amount of money shall be rendered against Borrower or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

8.  There shall have occurred any condition or event that Lender reasonably determines has or is reasonably likely to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of Borrower; (b) the business, operations, property or condition (financial or otherwise) of Borrower and its subsidiaries, if any, taken as a whole; or (c) the validity or enforceability of this Note or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

9.  If Borrower or any Obligor shall (a) discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take  any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

Remedies upon Default.  If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

1.  Declare all of the Borrower’s obligations to Lender under this Note immediately due and payable, whereupon all unpaid principal, interest and fees in respect of this Note and the Loan Documents, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of this Note or otherwise, shall be immediately due and payable;

2.  Exercise any and all rights and remedies available to Lender under any applicable law;

3.  Exercise any and all rights and remedies granted to Lender under the terms of this Note and any of the other Loan Documents; and/or

4.  Set off the unpaid balance hereunder against any debt owing to Borrower by the Lender.

Governing Law.  This Note shall be construed and enforced under the laws of the State of Utah and any applicable federal laws.  Time is of the essence in the payment of this Note.  All grace periods in this Note and all other Loan Documents shall run concurrently.

Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Note, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the front page of this Note. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation or receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

Binding Effect.  This Note shall be binding upon the Borrower and upon Borrower’s respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

Amendments.   Any amendment hereof must be in writing and signed by the party against whom enforcement is sought.  Unenforceability of any provision hereof shall not affect the enforceability of any other provision.  A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Indemnification.  In consideration of this loan, Borrower hereby releases and discharges Lender and its shareholders, directors, officers, employees, agents and attorneys (collectively, “Related Parties”) from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising out of or any way related to any of the Borrower’s obligations hereunder or under the Loan Documents provided the Lender complies with its obligations to Borrower under this Note and the Loan Documents. Borrower shall indemnify, defend and hold harmless the Lender and the Related Parties against any claim brought or threatened against the Lender by the Borrower, any Guarantor or endorser hereof, or any other person on account of Lender’s relationship with the Borrower or any Guarantor or endorser hereof provided the Lender complies with its obligations to Borrower under this Note and the Loan Documents.

No Waiver.  None of the following will be a course of dealing, estoppel, waiver, or implied amendment on which any party to this Note or any Loan Document may rely:  (1) Lender’s acceptance of one or more late or partial payments; (2) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (3) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions.  Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time.  Lender’s rights and remedies under this Note, the Loan Documents, and the law and in equity are cumulative to, but independent of, each other.

Costs, Expenses, Fees and Taxes.  Borrower agrees to pay on demand all costs and expenses of Lender, including but not limited to (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of this Note and the other Loan Documents, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, if any, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due in any of the Loan Documents, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any collateral securing this Note, or the restructuring or enforcement of this Note or any Loan Document.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.  Notwithstanding anything to the contrary contained hereinabove, Lender expressly agrees that Borrower shall pay Lender a cumulative total of no more than $10,000 for all fees and expenses referenced in sections (a), (b) and (c) above upon Lender’s providing Borrower with bills or invoices for all such fees and expenses.

Borrower Waivers.  Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note.

Jurisdiction.  Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Utah state or federal court sitting in Salt Lake City, Utah, over any action or proceeding arising out of or relating to this Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Utah state or federal court.  Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

Jury Trial Waiver.  BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Borrower:

Camelot Film Group, Inc.

By:  /s/  Robert P. Atwell

      Robert P. Atwell, President

Guarantors:

Camelot Distribution Group, Inc.

By:  /s/  Robert P. Atwell

      Robert P. Atwell, President

Camelot Entertainment Group, Inc.

By:  /s/  Robert P. Atwell

     Robert P. Atwell, President

By:  /s/  Robert P. Atwell

     Robert P. Atwell, individually